Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement on Form SB-2 of our report dated December 7, 2007 with respect to financial statements of Darlington Mines, Ltd. as of October 31, 2007 and the related statements of operations, shareholders’ equity, and cash flows for the year then ended and for the period from inception (August 23, 2006) to October 31, 2006, filed with the Securities and Exchange Commission.

WEAVER & MARTIN LLC
Weaver & Martin LLC
Kansas City, Missouri

December 7, 2007